                                  Schedule 14A
                                 (Rule 14a-101)

                     Information Required in Proxy Statement

                            Schedule 14A Information

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement     [_] Confidential, for use of the Commission
                                         only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy materials
[_]  Definitive additional materials
[_]  Soliciting material pursuant to Rule 14a-12

                                Davox Corporation
                                -----------------
                (Name of Registrant as Specified in Its Charter)


             _______________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                                Davox Corporation
                             6 Technology Park Drive
                          Westford, Massachusetts 01886

                                ----------------

                    Notice of Annual Meeting of Stockholders
                             To Be Held May 2, 2002

TO THE STOCKHOLDERS OF DAVOX CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Davox Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., Eastern Standard Time, on May 2, 2002, at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts to consider and vote upon the following proposals:

          1. To fix the number of directors constituting the Board of Directors at five (5) and to elect a Board of Directors for the ensuing year.

          2. To consider and act upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation, as amended, to change the name of the Company to Concerto Software, Inc.

          3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                        By Order of the Board of Directors,


                                        Paul R. Lucchese
                                        Secretary

Westford, Massachusetts
April 2, 2002

                                Davox Corporation
                             6 Technology Park Drive
                          Westford, Massachusetts 01886

                         -------------------------------

                                 Proxy Statement

                         -------------------------------

                                  April 2, 2002

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Davox Corporation (the "Company" or "Davox") for use at the Annual Meeting of Stockholders to be held on May 2, 2002 at 10:00 a.m. Eastern Standard Time at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts 01886.

     Only stockholders of record as of March 22, 2002 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 12,244,756 shares of Common Stock, $.10 par value, of the Company were outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2001, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about April 2, 2002.

     The persons named as attorneys in the proxy card are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted as stated below under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon a proposal to approve an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to change the name of the Company as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The representation in person or by proxy of at least a majority of all shares of Common Stock outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. Approval of the amendment to the Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Except with respect to the vote as to the amendment to the Certificate of Incorporation, broker "non-votes" are not so included.

     The Board of Directors of the Company knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                 Management And Principal Stockholders Of Davox

     The following table sets forth, as of the Record Date (except as noted below), certain information regarding the ownership of shares of the Company's Common Stock by (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each Director and nominee of the Company, (iii) each Named Officer (as defined below) and (iv) all directors, nominees and executive officers as a group:

Name and Address of                                     Amount and Nature of
Beneficial Owner                                      Beneficial Ownership (1)      Percent of Class
------------------------                              ------------------------      ----------------
Entities associated with                                   1,351,875(2)                  11.04%
Neuberger Berman, Inc.
605 Third Ave.
New York, NY 10158-3698

Individuals associated with Sterling Capital               1,303,975(3)                  10.65%
Management LLC and Sterling MGT, Inc.
301 S. College Street, Suite 3200 Charlotte,
NC 28202

Entities and an individual associated with                 1,049,400(4)                   8.57%
Kopp Investment Advisors, Inc.
7701 France Avenue South
Suite 500
Edina, MN 55435

Entities and Individuals associated with                     951,200(5)                   7.77%
Cannell Capital LLC
150 California Street
5th Floor
San Francisco, CA 94111

Alphonse M. Lucchese                                         710,206(6)                   5.80%

R. Scott Asen                                                556,941(7)                   4.55%

Michael D. Kaufman                                           351,207(8)                   2.87%

Peter Gyenes                                                  20,000(9)                      *

James D. Foy                                                  75,000(10)                     *

Mark Donovan                                                 124,874(11)                  1.02%

Michael J. Provenzano, III                                    39,812(12)                     *

Jeffrey E. Anderholm                                          64,425(13)                     *

Anthony Colangelo                                             35,000(14)                     *

David M. Sample                                              150,000(15)                  1.23%

Mark Zabroske                                                 46,750(16)                     *

All Directors, Nominees and Executive Officers             2,174,215(17)                 17.76 %
as a group (11 Persons)

------------------------------

*     Less than 1.0%.

(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. Includes all shares which the named person has the right to acquire within 60 days following March 22, 2002.

(2) This information is as of December 31, 2001 and is based on a Schedule 13G dated February 12, 2002 filed by Neuberger Berman, Inc.

(3) This information is as of December 31, 2001 and is based on a Schedule 13G dated February 6, 2002 filed by Sterling Capital Management LLC and Sterling MGT, Inc.

(4) This information is as of December 31, 2001 and is based on a Schedule 13G dated January 24, 2002 filed by Kopp Investment Advisors, Inc.

(5) This information is as of December 31, 2001 and is based on a Schedule 13G dated February 14, 2002 filed by Cannell Capital LLC.

(6) Includes 577,706 shares subject to options held by Mr. Lucchese that are exercisable within 60 days of March 22, 2002.

(7) Includes (i) 17,000 shares held by a company to which Mr. Asen, a Director of the Company, provides certain advisory services, (ii) 3,000 shares held by an individual to which Mr. Asen provides certain advisory services,
      (iii) 6,500 shares held by the IRA of an individual to whom Mr. Asen provides certain advisory services and (iv) 23,100 shares held by a company to which Mr. Asen provides certain advisory services, all of such shares as to which Mr. Asen disclaims beneficial ownership. Also includes 487,341 shares individually owned by Mr. Asen and 20,000 shares subject to options held by Mr. Asen that are exercisable within 60 days of March 22, 2002.

(8) Includes (i) 150,000 shares held by MK Global Ventures, (ii) 5,000 shares held by MK GVS Fund, (iii) 6,456 shares held by MK Global Management and
      (iv) 4,694 shares held by MK GVS Management. Mr. Kaufman, a Director of the Company, is the sole general partner of the sole general partner of each of MK Global Ventures, MK GVS Fund, MK Global Management and MK GVS Management. Mr. Kaufman disclaims beneficial ownership of all shares held by MK Global Ventures, MK GVS Fund, MK Global Management and MK GVS Management. Also includes 162,557 shares individually owned by Mr. Kaufman and 22,500 shares subject to options held by Mr. Kaufman that are exercisable within 60 days of March 22, 2002.

(9) Includes 20,000 shares subject to options held by Mr. Gyenes that are exercisable within 60 days of March 22, 2002.

(10) Includes 75,000 shares subject to options held by Mr. Foy exercisable within 60 days of March 22, 2002.

(11) Includes 119,374 shares subject to options held by Mr. Donovan exercisable within 60 days of March 22, 2002.

(12) Includes 38,750 shares subject to options held by Mr. Provenzano exercisable within 60 days of March 22, 2002.

(13) Includes 60,625 shares subject to options held by Mr. Anderholm exercisable within 60 days of March 22, 2002.

(14) Includes 28,000 shares subject to options held by Mr. Colangelo exercisable within 60 days of March 22, 2002.

(15) Includes 148,000 shares subject to options held by Mr. Sample that are exercisable within 60 days of March 22, 2002.

(16) Includes 46,750 shares subject to options held by Mr. Zabroske exercisable within 60 days of March 22, 2002.

(17) Includes 1,156,705 shares subject to options held by Executive Officers and Directors which are exercisable within 60 days of March 22, 2002. Also includes shares held by entities associated with Messrs. Asen and Kaufman as described in footnotes 7 and 8 respectively.

                                   Proposal I

                              Election of Directors

     The directors of Davox are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees are unable to serve) for fixing the number of directors for the ensuing year at five (5) and for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

                   Board of Directors Meetings and Committees

     The Board of Directors met nine times, and took actions by written consent ten times, during the year ended December 31, 2001. Mr. James D. Foy was appointed to the Board of Directors on September 4, 2001. The Audit Committee of the Board of Directors, of which R. Scott Asen, Peter Gyenes and Michael D. Kaufman are members, oversees the financial reporting, accounting and tax functions of the Company, including matters relating to the appointment and activities of Davox's independent auditors. The Audit Committee met five times during the year ended December 31, 2001. The Compensation Committee of the Board of Directors, of which R. Scott Asen, Peter Gyenes and Michael D. Kaufman are members, reviews and makes recommendations concerning executive compensation. The Compensation Committee met two times, and took action by written consent nine times, during the year ended December 31, 2001. The Board of Directors does not currently have a standing nominating committee. Each of the directors attended at least 85% of the aggregate of the total number of meetings of the Board of Directors and of all Committees on which he serves.

                            Occupations of Directors

     The following table sets forth the nominees for Director, their ages as of the Record Date and their present positions with Davox.

Name                           Age                      Position
----                           ---                      --------
Alphonse M. Lucchese            66       Chairman of the Board of Directors and
                                                     Board Advisor

James D. Foy                    55       President, Chief Executive Officer and
                                                        Director

R. Scott Asen (1)(2)            57                      Director

Peter Gyenes (1)(2)             56                      Director

Michael D. Kaufman (1)(2)       59                      Director

-------------------

(1)  Member of Compensation Committee
(2)  Member of Audit Committee

     The By-Laws of the Company provide that the Board of Directors shall be elected annually. Officers are elected by, and serve at the discretion of, the Board of Directors.

     Mr. Lucchese has served as a Director and Chairman of the Board of Directors since August 9, 1994. In addition, Mr. Lucchese served as President of the Company from July 1, 1994 until January 12, 1998 and from May 4, 1999 until November 7, 2000, and as Chief Executive Officer of the Company from July 1, 1994 until November 7, 2000. On November 7, 2000 Mr. Lucchese retired from the positions of President and Chief Executive Officer.

     Mr. Foy serves as President, Chief Executive Officer and Director. Mr. Foy joined the Company in September 2001. Prior to joining the Company, Mr. Foy served as President of Informix Software Corporation, a global enterprise software company, from July 2000 to August 2001 and Executive Vice President of the Transaction Business Group from April 1999 through June 2000. Mr. Foy also served as Vice President of Engineering at Ardent Software Inc. (formerly Vmark Software Inc.), an international enterprise software company, from April 1995 through March 1999.

     Mr. Asen has been a Director of the Company since April 1992. Mr. Asen has been President of Asen & Co., Inc., an investment management firm, since 1983. He is also a general partner of Pioneer Associates, L.P. and Pioneer IV, L.P., each a venture capital fund, a general partner of AB Associates, LP and a manager-member of Pioneer III-A, LLP and Pioneer III-B, LLP, each an investment management entity.

     Mr. Gyenes has been a Director of the Company since May 2000. Mr. Gyenes has been the Chief Executive Officer of Ascential Software Corporation (formerly Informix Corporation), an asset management solutions company, since July 2000. Prior to joining Ascential Software, Mr. Gyenes was the Chief Executive Officer of Ardent Software Inc. (formerly Vmark Software Inc.), an international enterprise software company, from 1997 until 2000 and Vice President of Sales for Vmark Software from 1996 until 1997.

     Mr. Kaufman has been a Director of the Company since 1982. Since 1987, Mr. Kaufman has served as the managing general partner of MK Global Ventures and MK GVS Fund, each of which is an investment company and a stockholder of the Company, and MK Global Ventures II, also an investment company. Mr. Kaufman currently serves as a director of DISC, Inc., Human Phermone Sciences, Inc. (formerly Erox Corp.), Hypermedia Communications, Inc., Asante Technologies, Inc. and Syntellect, Inc.

                              Director Compensation

     All non-employee Directors are compensated at a rate of $1,200 per meeting of the Board of Directors attended and $500 per meeting of the Audit or Compensation Committees attended, plus normal travel expenses incurred in connection with attendance at such meetings. All non-employee Directors are also compensated on an annual basis at the rate of $8,000. Non-employee Directors are also entitled to receive stock options pursuant to the 1988 Non-Employee Director Stock Option Plan and the 2001 Stock Option Plan.

     The Board of Directors recommends a vote FOR the proposal to approve the election of the Board of Directors.

                       Compensation and Other Information
                        Concerning Directors and Officers

     The following table shows compensation information with respect to services rendered to the Company in all capacities during the years ended December 31, 2001, 2000 and 1999 for (i) the two individuals who served as Chief Executive Officer of the Company for the year ended December 31, 2001, (ii) the four most highly compensated executive officers of the Company, and (iii) an officer who would have been listed but for the fact that he was no longer an executive officer on December 31, 2001 (such individuals are collectively referred to as the "Named Officers"):

                           Summary Compensation Table

                                                                                                     Long Term
                                                        Annual Compensation (1)                    Compensation
                                               ------------------------------------------            Awards(2)


                                                                             Other Annual       Securities         All Other
  Name and                                                                   Compensation   Underlying Options/  Compensation
  Principal Position                  Year     Salary ($)    Bonus ($)(3)       ($)              SARs (#)            ($)
  -------------------------------    -------   ----------    ------------    ------------   -------------------  ------------
  James D. Foy ...................   2001(4)     133,333         75,576               -           600,000               -
    President & Chief Executive      2000              -              -               -                 -               -
    Officer                          1999              -              -               -                 -               -

  David M. Sample ................   2001        231,250        190,000(5)            -                 -         463,750(5)
    President & Chief Executive      2000         49,242         36,900               -           400,000/0             -
    Officer                          1999              -              -               -                 -               -

  Anthony Colangelo ..............   2001        237,375        109,896          39,343(6)              -               -
  Executive Vice President           2000         18,750              -               -           140,000/0             -
    Global Sales                     1999              -              -               -                 -               -

  Jeffrey E. Anderholm ...........   2001        237,375         72,082               -            25,000/0             -
    Executive Vice President         2000        203,125         58,729               -            35,000/0             -
    Product Group                    1999        145,833         47,532               -            60,000/0             -

  Mark Donovan ...................   2001        209,167         46,546               -            15,000/0             -
     Senior Vice President -         2000        199,167         31,128               -            20,000/0             -
     Customer Service and            1999        184,167         44,636               -            10,000/0             -
     Operations

  Mark Zabroske ..................   2001        208,333         65,350               -            25,000/0             -
    Vice President - North           2000(7)     161,591         55,252               -            50,000/0             -
    American Sales                   1999(8)     106,669        176,183               -            10,000/0             -

  Michael J. Provenzano, III .....   2001        183,750         48,640               -            40,000/0             -
    Vice President, Finance &        2000(9)     154,583         19,817               -            40,000/0             -
    Chief Financial Officer          1999(9)      20,405              -               -            22,000/0             -

--------------------------------------------------------------------------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 2001, 2000 and 1999.

(3) Indicates bonus payments earned by the Named Officers in the year indicated for services rendered in such year, some of which were paid in the subsequent year.

(4) Mr. Foy began employment as President and Chief Executive Officer on September 4, 2001.

(5) Indicates the total severance payment to Mr. Sample pursuant to a severance agreement and release dated August 31, 2001 entered into by Mr. Sample and the Company (the "Severance Agreement") in connection with Mr. Sample's departure from the Company. Pursuant to the Severance Agreement, Mr. Sample shall receive a total severance payment of $575,000, which represents (i) $111,250 in bonus earned during 2001, of which $37,083 was paid in 2001 and $74,167 will be paid in 2002, and (ii) $463,750 in severance payments, of which $154,584 was paid in 2001 and $309,166 will be paid in 2002.

(6) Indicates the amount of principal and accrued interest forgiven on December 31, 2001 pursuant to the terms of Mr. Colangelo's loan agreement with the Company.

(7)  Includes amounts earned as Director North American Sales.

(8)  Includes amounts earned as Regional Vice President, Sales.

(9)  Includes amounts earned as Corporate Controller.

                     Options/SAR Grants in Last Fiscal Year

Shown below is information with respect to options to purchase the Company's Common Stock granted to the Named Officers during the fiscal year ended December 31, 2001 under the Company's stock option plans. No stock appreciation rights were granted to these individuals during such year.

                                Individual Grants

                               Number of       Percent of
                              Securities         Total                                            Potential Realizable Value
                              Underlying      Options/SARs                                        at Assumed Annual Rates Of
                              Option/SARs      Granted To     Exercise of                         Stock Price Appreciation
                                Granted       Employees In    Base Price                             for Option Term(2)
                                (#)(1)         Fiscal Year       ($/Sh)      Expiration Date          5% ($)        10% ($)
                              -----------     ------------    -----------   -----------------    ---------------------------
James D. Foy                    600,000/0        37.46%           9.46      September 4, 2011      3,569,606     9,046,082

David M. Sample                     -/-            -              -                 -                      -             -

Anthony Colangelo                   -/-            -              -                 -                      -             -

Jeffrey E. Anderholm             25,000/0        1.56%            9.69      February 26, 2011        152,318       386,004

Mark Donovan                     15,000/0        0.94%            9.69      February 26, 2011         91,391       231,603

Mark Zabroske                    25,000/0        1.56%            9.69      February 26, 2011        152,318       386,004

Michael J. Provenzano, III       40,000/0        2.50%            9.69      February 26, 2011        243,709       617,607

(1) The exercise price per share of each option was determined by the Compensation Committee to be equal to the last reported sales price of the Company's Common Stock on the Nasdaq National Market System on the day prior to the date of grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                      Option Exercises and Year-End Values

     Shown below is information with respect to (i) exercises of stock options of the Named Officers during the fiscal year ended December 31, 2001 and (ii) unexercised options outstanding at December 31, 2001 and the value of such unexercised in-the-money options at December 31, 2001.

                         Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values

                                                             Number of Unexercised             Value of Unexercised
                                Shares                          Options/SARs at                    In-the-Money
                               Acquired                        December 31, 2001                 Options/SARs at
                                  On          Value                 (#)(1)                   December 31, 2001 ($)(2)
Name                         Exercise(#)   Realized($)    Exercisable   Unexercisable     Exercisable      Unexercisable
----                         -----------   -----------    -----------   -------------     -----------      -------------
James D. Foy                       -             -                 -       600,000                 -         126,000.00
David M. Sample(3)             2,000      2,280.00           148,000             -        228,659.99                  -
Anthony Colangelo                  -             -            35,000       105,000         54,074.99         162,224.99
Jeffrey E. Anderholm               -             -            46,875        73,125         35,034.25          42,402.75
Mark Donovan                       -             -           106,249        38,125         67,924.87          13,630.87
Mark Zabroske                      -             -            34,875        63,875          4,153.12           4,153.12
Michael J. Provenzano, III         -             -            26,000        76,000         15,850.00          47,550.00

_______________________

(1) Options granted to the Named Officers become fully vested immediately prior to the merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminate immediately after the effective date of such merger, consolidation, liquidation or sale.

(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 2001 ($9.67 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market System on December 31, 2001) multiplied by the number of shares underlying the option.

(3) On October 6, 2000, the Company granted Mr. Sample an option to purchase 400,000 shares of the Company's Common Stock (the "Option") under the Company's 1996 Stock Plan. In connection with Mr. Sample's departure from the Company, Mr. Sample and the Company entered into a Severance Agreement (as defined in footnote 6 on page 9). Pursuant to the terms of the Severance Agreement, the Company accelerated the vesting of the Option such that Mr. Sample was entitled to purchase a total of 150,000 shares of the Company's Common Stock. Mr. Sample's right to purchase the remaining 250,000 shares of the Company's Common Stock pursuant to the Option expired upon his departure from the Company.

             Compensation Committee Report On Executive Compensation

     The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are all non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

     Under the supervision of the Compensation Committee, the Company developed and implemented the 2001 Management Compensation Plan for the Chief Executive Officer and certain of the executive officers of the Company (the "Plan"). The Plan is designed to reward executive officers whose performance yields improvement in corporate operating results, market share and shareholder value. The ultimate goal of the Plan is to align the interests of management with those of the stockholders. Compensation under the Plan is comprised of cash compensation in the form of annual base salary, incentive compensation in the form of performance-based cash bonuses, and long-term incentive compensation in the form of stock options.

     In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee takes into account such factors as: (i) the Company's past financial performance and future expectations, (ii) the general and industry-specific business environment and
(iii) corporate and individual performance goals. The base salaries are established at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies located in the northeastern United States of similar size and engaged in a similar business to that of the Company.

     Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals as well as meeting individual performance goals. Target levels of revenue and net income were set at the time the Plan was established and bonuses were allocated to the Chief Executive Officer and certain other executive officers contingent upon the achievement of the target levels.

     Until August 31, 2001 Mr. David M. Sample was the President and Chief Executive Officer of the Company. His fiscal 2001 performance was evaluated on the basis of the factors described above applicable to officers generally. His base salary was based on a number of factors, including the base salaries of executives performing similar functions for peer companies. The annual bonus component, as well as his salary, reflect the Company's financial performance, the continued introduction and commercialization of new products and progress toward achieving business goals and the achievement by Mr. Sample of non-financial goals. In assessing Mr. Sample's performance for fiscal 2001, the Compensation Committee took into account the degree to which the financial and non-financial goals on which his compensation was based had been achieved.

     Mr. James D. Foy joined the Company on September 4, 2001, as the President and Chief Executive Officer. His beginning base salary was based on a number of factors, including the base salaries of executives performing similar functions for peer companies. The annual bonus component, as well as his salary, reflect the Company's financial performance, the continued introduction and commercialization of new products and progress toward achieving business goals and the achievement by Mr. Foy of non-financial goals.

     Incentive compensation in the form of stock options is designed to provide long term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Compensation Committee grants stock options to the Company's executive officers in consideration of the strategic goals and direction of the Company. The Company's 1996 Stock Plan (the "1996 Stock Plan"), administered by the Board of Directors, is the vehicle for the granting of stock options.

     The 1996 Stock Plan permits the Board of Directors to grant stock options to eligible employees, including executive officers. Options become exercisable in increments over time, contingent upon continued employment. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

     The Company also maintains the 1991 Employee Stock Purchase Plan (the "1991 Stock Plan") in which all executives may participate on the same terms as non-executive employees who meet applicable eligibility criteria. The 1991 Stock Plan provides for the sale of shares of the Company's Common Stock to employees (as defined in the 1991 Stock Plan) of the Company pursuant to non-transferable options at less than fair market value. Employees who own 5% or more of the Common Stock of the Company and non-employee directors are not eligible to participate in the 1991 Stock Plan. As of March 22, 2002, 227,818 shares of Common Stock had been issued under the 1991 Stock Plan.

     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by
Section 162(m) of the Code, and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

     The members of the Compensation Committee have submitted this report:

                                  R. Scott Asen
                                  Peter Gyenes
                               Michael D. Kaufman

                             Audit Committee Report

     This report is submitted by the Audit Committee of the Board of Directors, which reviews with the independent auditors and management the annual financial statements and independent auditors' opinion, reviews the results of the audit of the Company's financial statements with the independent auditors, recommends the retention of the independent auditors to the Board of Directors and periodically (at least quarterly) reviews the Company's accounting policies and internal accounting and financial controls for the fiscal year ended December 31, 2001. The Audit Committee is composed of Messrs. Asen, Gyenes, and Kaufman. None of Messrs. Asen, Gyenes, and Kaufman are officers or employees of the Company, and aside from being directors of the Company, each is otherwise independent of the Company (as independence is defined pursuant to Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The Audit Committee operates under a written charter adopted by the Board of Directors.

     The Audit Committee has reviewed the audited balance sheets of the Company for the fiscal years ending December 31, 2001 and December 31, 2000, and the audited statements of operations, stockholders' equity and comprehensive income
(loss) and cash flows for each of the three years ended December 31, 2001, and has discussed them with both management and Arthur Andersen LLP, the Company's independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Arthur Andersen LLP that firm's independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     In view of the highly publicized events involving Arthur Andersen LLP, including its recent indictment, the Audit Committee and the Board of Directors will continue to monitor and respond accordingly to the Company's engagement of Arthur Andersen LLP and other developments relating to that firm.

     The members of the Audit Committee have submitted this report:

                                  R. Scott Asen
                                  Peter Gyenes
                               Michael D. Kaufman

                               Audit Fees

     The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2001 were $90,250.

     Financial Information Systems Design and Implementation Fees
     ------------------------------------------------------------

     There were no fees billed by Arthur Andersen LLP for financial information systems design and implementation professional services for the fiscal year ended December 31, 2001.

     All Other Fees
     --------------

     The aggregate fees billed by Arthur Andersen LLP for services other than those described above for the fiscal year ended December 31, 2001 totaled $141,760 and were primarily for tax services performed.

     Davox's Audit Committee has determined that the provision of the services provided by Arthur Andersen LLP as set forth herein are compatible with maintaining Arthur Andersen LLP's independence.

                                Performance Graph

        The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 2001, with the cumulative total return on (i) the Nasdaq Market Index and (ii) a broad peer group index prepared by Media General consisting of Nasdaq listed companies grouped under SIC Code 7373, Computer Integrated Systems Design. The comparison assumes $100 was invested on December 31, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The graph reflects the 3-for-2 stock split effected in the form of a stock dividend by the Company on May 28, 1997.

    Comparison of Five Year Cumulative Total Return Among Davox Corporation
                     Nasdaq Market Index and SIC Code Index

                                    [GRAPH]

-----------------------------------------------------------------------------------------------------------------------------
                             12/31/96         12/31/97         12/31/98       12/31/99        12/29/00          12/31/01
-----------------------------------------------------------------------------------------------------------------------------
Davox Corporation             100.00           118.58            27.71          71.33           35.44             35.15
Nasdaq Market Index           100.00           122.32           172.52         304.29          191.25            175.37
SIC Code Index                100.00           119.50           260.31         593.15          291.59            152.46
-----------------------------------------------------------------------------------------------------------------------------

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from Media General Financial Services, a source believed to be reliable; however, the Company is not responsible for any errors or omissions in such information.

                             Severance Arrangements

     Pursuant to the terms of an agreement between the Company and Mr. James D. Foy, if Mr. Foy is terminated for other than non-performance or in the event of a change in control of the Company that results in the loss of his job, demotion of his title, change in his responsibilities, or relocation of the Company, then the Company shall (i) continue to provide Mr. Foy with medical benefits continuation for a period of twelve (12) months from the termination date, (ii) pay Mr. Foy's base salary (in effect at the time of such termination) for twelve
(12) months from the termination date, and (iii) pay an amount equal to the actual earned bonus paid during the previous twelve (12) months prior to the termination date. The Company will not be obligated to make any future payments if Mr. Foy assumes new employment with a competitor of the Company.

     Pursuant to the terms of agreements between the Company and each of Mr. Jeffrey E. Anderholm, Mr. Anthony Colangelo, Mr. Mark Donovan, Mr. Michael J. Provenzano, III and Mr. Mark Zabroske (each, an "executive"), if the executive is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization that would require the executive to relocate, then the Company shall continue the executive's base salary and medical benefits until the earlier of (i) six months from the date of the executive's termination of employment or (ii) the executive assumes new employment.

          Certain Relationships and Related Transactions of the Company

     The Company has adopted a policy that all transactions between the Company and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any loans by the Company to officers, directors, principal stockholders and their affiliates must be approved by a majority of the outside independent and disinterested directors.

     Mr. Paul Lucchese, Esq., Vice President, General Counsel and Secretary, is the son of Mr. Alphonse M. Lucchese, Chairman of the Board of Directors and Board Advisor, and received approximately $198,221 in total compensation during the fiscal year ended December 31, 2001.

     Mr. Anthony A. Colangelo, Executive Vice President, Global Sales, was given a loan from the Company in the amount of $100,000.00 in December 2000. The loan amount, including interest, will be forgiven over a three year period, with one-third being forgiven on Mr. Colangelo's yearly anniversary date of his hire. On December 31, 2001, an amount equal to $39,343, which comprised one-third of the loan amount, including accrued interest thereon, was forgiven pursuant to the terms of the loan agreement.

     Mr. Alphonse M. Lucchese, Chairman of the Board of Directors, for the year ended December 31, 2001, received $400,008 salary and a $194,847 bonus for services rendered as Board Advisor under the terms of the Transition and Retention Agreement dated November 7, 2000, between Mr. Lucchese and the Company (the "Retention Agreement"). Further, Mr. Lucchese and the Company entered into an agreement dated November 7, 2001 to amend the Retention Agreement (the "Amendment"). The Amendment provides that the Retention Agreement shall be revised to (i) extend its term to December 31, 2002; and (ii) fix Mr. Lucchese's annual salary at $200,000 for the period beginning January 1, 2002 and ending December 31, 2002.

     Mr. Ralph S. Breslauer, Executive Vice President, Sales and Marketing, entered into an agreement with the Company such that, if as a consequence of a merger or acquisition that results in the elimination, consolidation or relocation of Mr. Breslauer's employment, then the Company shall continue his base salary and medical benefits for a period of twelve months from the date of the termination of his employment. If Mr. Breslauer's employment is terminated for any reason other than a merger or acquisition, then the Company shall continue his base salary and medical benefits for a period of six months from the date of the termination of his employment.

     Ms. Kristina Lengyl, Vice President, Professional Services, entered into an agreement with the Company such that if Ms. Lengyl is terminated due to an economic layoff, a downsizing that eliminates her position or a reorganization that would require her to relocate, then the Company shall continue Ms. Lengyl's base salary and medical benefits until the earlier of (i) six months from the date of her termination of employment or (ii) the date she assumes new employment.

     Mr. Alexander Tellez, Executive Vice President, Research and Development, entered into an employment agreement with the Company, which became effective January 14, 2002 (the "Agreement"). Pursuant to the terms of the Agreement, Mr. Tellez shall receive a base annual salary of $200,000 and is eligible to participate in the Company's Executive Incentive Compensation Program, under which Mr. Tellez may receive a bonus equal to fifty (50%) percent of his base salary. Further, Mr. Tellez was granted an option to purchase 125,000 shares of the Company's Common Stock and is eligible to participate in all benefit plans provided by the Company. Under the terms of the Agreement, if Mr. Tellez is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization that would require him to relocate, then the Company shall continue Mr. Tellez's base salary and medical benefits until the earlier of (i) six months from the date of his termination of employment or (ii) the date he assumes new employment.

     Mr. Alexander Tellez, Executive Vice President, Research and Development, in connection with a loan in the principal amount of $125,000, entered into a Secured Promissory Note and Assignment Agreement with the Company, which became effective March 13, 2002 (the "Promissory Note"). Pursuant to the terms of the Promissory Note, Mr. Tellez shall repay the principal sum of $125,000 plus accrued interest on the earlier of: (i) January 14, 2004 or (ii) the date that Mr. Tellez is no longer employed by the Company. Further, Mr. Tellez and the A. Tellez Limited Partnership assign to the Company their Delayed Common Holder Payments (as defined in the Agreement and Plan of Merger dated January 14, 2002 by and among the Company, AP Acquisition Corporation and CellIt, Inc.) such that payments made to the Company from the Delayed Common Holder Payments shall reduce the principal and interest due under the Promissory Note.

                                   Proposal II

                    Approval of an Amendment to the Company's
               Restated Certificate of Incorporation, as amended,
             to Change the Company's Name to Concerto Software, Inc.

     Stockholders are being asked to approve an amendment to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), changing its name to Concerto Software, Inc., to reflect the Company's new image as a result of its acquisition of CellIt, Inc. and the desire to be recognized as a comprehensive multi-media customer interaction management solution provider. While the Board of Directors believes that the name Davox Corporation has had a positive impact on how the Company is being received by the investing public, the Board of Directors believes that in the long term the Company will be better served doing business under the name Concerto Software, Inc.

     Over the last several months, the Company has made several significant changes in management, product strategy, and market strategy in order to better position itself to exploit market opportunities. By changing the name of the company, along with its logo, the Company intends to clearly inform prospects, customers, investors, partners and employees, that these changes are significant and that as a result of these changes, it is a markedly different company than it was previously.

     If the stockholders approve the amendment to the Company's Certificate of Incorporation, the Company will file a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting the name change.

     The Board of Directors recommends a vote FOR the proposal to approve the amendment to the Company's Certificate of Incorporation to change the Company's name to Concerto Software, Inc.

                                  Other Matters

     The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the Notice of Meeting and it knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

                            Expenses and Solicitation

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, email, telephone or telegraph following the original solicitation. The Company will bear all reasonable solicitation fees.

             Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2001 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in 2001.

                             Stockholders Proposals

     Proposals of stockholders intended for inclusion in the Company's proxy materials to be furnished to all stockholders entitled to vote at the 2003 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than December 1, 2002. Stockholders who wish to make a proposal at the 2003 Annual Meeting - other than one that will be included in the Company's proxy materials - should notify the Company no later than February 12, 2003. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the stockholder will not be entitled to present the proposal at the meeting. If, however, the proposal is properly brought before the meeting, then, under the SEC's proxy rules, proxies solicited by management for the meeting will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

--------------------------------------------------------------------------------

                                DAVOX CORPORATION
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints James D. Foy and Michael J. Provenzano, III and each or either of them, proxies with full power of substitution to vote all shares of stock of Davox Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 2, 2002, at 10:00 a.m. at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 2, 2002, a copy of which has been received by the undersigned. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR proposals 1, 2 and 3.

               (TO BE SIGNED ON REVERSE SIDE)               --------------------
                                                                 SEE REVERSE
                                                                    SIDE
                                                            --------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

/X/      PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE.

                                    FOR   WITHHOLD   Nominees:    A.M. Lucchese
1.   To fix the number              //       //                   M.D. Kaufman
     of directors constituting                                    R.S. Asen
     the Board of Directors                                       J.D. Foy
     at five and to elect a Board of Directors for the            P. Gyenes
     ensuing year.

INSTRUCTIONS:  To withhold for a specific nominee, write
that nominee's name on the space provided.
-------------------------------------------------

                                                          FOR    AGAINST ABSTAIN
2.   To consider and act upon a proposal to approve an    //      //       //
     amendment to the Company's Restated Certificate of Incorporation, as amended, to change the name of the Company to Concerto Software, Inc.

3. To consider and act upon any other matters that may properly be brought before the Annual Meeting of Stockholders of the Company.

SIGNATURE(S)__________________  __________________________  Dated:________, 2002
                                signature if held jointly

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------